Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Kate Finn
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS SECOND QUARTER 2010 RESULTS
NEW YORK, NY — August 5, 2010 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended June 30, 2010.
•	Adjusted EBITDA for the second quarter was $14.0 million, a $2.3 million or 19.7% increase from the second quarter of 2009. On a comparable basis, Adjusted EBITDA increased by 25%.

•
Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 13.3%, or 14.0% in constant dollars, in the second quarter of 2010 from the comparable period in 2009 led by a 23.1% increase at MHG’s New York hotels.

•	The RevPAR increase at System-Wide Comparable Hotels was due to a 9.2% increase in occupancy and a 3.8% (4.4% in constant dollars) increase in average daily rate (“ADR”).

•	Management fees increased by $1.2 million, or 32.1%, in the second quarter of 2010 over the comparable period in 2009.

•
Gross operating profit margins at Owned Comparable Hotels increased by 310 basis points in the second quarter of 2010 over the comparable period in 2009. The percentage increase in EBITDA was 2.3 times the percentage RevPAR increase at System-Wide Comparable Hotels.

•
On July 15, 2010, MHG’s London joint venture that owns Sanderson and St Martins Lane successfully refinanced in full the £100 million mortgage debt secured by the hotels with a new loan maturing in July 2015 at an interest rate reduced by approximately 100 basis points.

•
On July 31, 2010, the MHG joint venture that is developing a Mondrian in SoHo procured additional funding to complete development of the hotel and successfully extended the maturity of the debt financing secured by the hotel property for up to five years through extension options, subject to certain conditions.

Fred Kleisner, CEO of Morgans Hotel Group, said: “We delivered strong results for the second quarter, outperforming industry growth averages across all key performance metrics, demonstrating once again that Morgans is well positioned to come back faster and stronger than the industry as the economy improves. RevPAR was up 13% for the quarter, more than doubling the industry average, driven by rising occupancies as well as a significant improvement in ADR, which showed positive growth for the first time since 2008. We also continued to make excellent progress in strengthening our balance sheet, as illustrated most recently by the London and Mondrian in SoHo loan extensions. As we move into the second half of the year, we are confident in the prospects of our key markets and we remain focused on driving increased long-term value for our shareholders.”

Second Quarter 2010 Operating Results
RevPAR at System-Wide Comparable Hotels increased by 13.3% (14.0% in constant dollars) in the second quarter of 2010 compared to the second quarter of 2009 due to a strong recovery in corporate travel. Occupancy increased by 9.2% and ADR increased by 3.8% (4.4% in constant dollars) compared to the same period in 2009. This is the first quarter MHG has experienced an increase in ADR since the second quarter of 2008.
In New York, our flagship market, RevPAR increased by 23.1%. Occupancy was 94% compared to 87% in the second quarter of 2009. As a result of this high occupancy level, we were able to drive a 14.1% increase in ADR which accounted for over 60% of the RevPAR increase. RevPAR increased by 18.0% in constant dollars at our London hotels, driven by a 9.9% increase in ADR. Mondrian Los Angeles generated a 9.8% RevPAR increase with occupancy up six percentage points. RevPAR at our Miami hotels was relatively flat, increasing by 0.3%.
Management fees increased by $1.2 million, or 32.1%, in the second quarter of 2010 over the comparable period in 2009, primarily due to the Hard Rock expansion in 2009 which resulted in 865 new rooms and additional restaurant, bar and banquet space. In addition, in the fourth quarter of 2009, we opened Ames in Boston and began managing two additional hotels — The San Juan Water and Beach Club in Puerto Rico and Hotel Las Palapas in Playa del Carmen, Mexico.
Adjusted EBITDA for the second quarter of 2010 was $14.0 million, a $2.3 million or 19.7% increase from the second quarter of 2009. This reflects a lower ownership percentage at Hard Rock in the second quarter of 2010. Had the ownership percentage been constant, the percentage increase in Adjusted EBITDA would have been 25%.
MHG recorded a net loss of $21.1 million in the second quarter of 2010 compared to a loss of $10.1 million in the second quarter of 2009 due to a non-cash, pre-tax, impairment charge of $8.3 million related to Mondrian SoHo in 2010, and a $7.0 million tax benefit recorded in the second quarter of 2009 for which there was no comparable tax benefit recorded in 2010.
Balance Sheet and Liquidity
As of June 30, 2010, MHG had $134.4 million of liquidity comprised of $37.7 million of cash and cash equivalents and approximately $96.7 million, net of outstanding borrowings and letters of credit, available under its line of credit. Consolidated debt, excluding the Clift lease obligation, was $616.9 million.
On July 9, 2010, MHG entered into forbearance agreements with the lenders which hold the $217.0 and $120.5 first mortgage loans secured by its Hudson and Mondrian Los Angeles hotels, respectively. The forbearance agreements effectively extend the maturities of the loans until September 12, 2010 allowing MHG and the lenders additional time to complete the negotiation and documentation of the appropriate amendments to further extend the loans. The first mortgage loans were scheduled to mature on July 12, 2010 with options to extend the maturities to October 2011 provided that certain conditions were met. In October 2009, the Company entered into a forbearance agreement with the holder of the $26.5 million Hudson mezzanine loan that it believes effectively extended the maturity of that loan to 2013.

On July 15, 2010, MHG’s London joint venture that owns Sanderson and St Martins Lane, successfully refinanced in full the mortgage debt secured by the hotels with a new loan maturing in July 2015. The previous loan was scheduled to mature in November 2010. The new financing, provided by Aareal Bank, is a £100 million loan that is non-recourse to MHG and is secured by the two London hotels. The joint venture also entered into a swap agreement that effectively fixes the interest rate at 5.22% for the term of the loan, a reduction in interest rate of approximately 100 basis points.
As of June 30, 2010, MHG estimates that its total future capital commitments for development projects and joint ventures for the next 12 months are approximately $5.0 million, which includes approximately $3.2 million to fund the completion of Mondrian in SoHo. MHG intends to utilize its tax net operating losses of approximately $180 million to offset future income, including potential gains on the sale of assets or interests therein.
Development Activity
MHG continues to focus on enhancing its existing assets and is re-concepting several food and beverage venues to improve profitability. In May 2010, MHG opened a new restaurant at Hudson, Hudson Hall, and in July 2010, MHG closed the restaurant at Royalton for a renovation and concept change. It is expected that Royalton’s new restaurant and expanded bar will open in September 2010, for New York’s Fashion Week.
On July 31, 2010, MHG’s joint venture that is developing a Mondrian in SoHo procured additional funding to complete development of the hotel. The parties amended the debt financing on the property, among other things, to provide for extensions of the maturity date of the mortgage loan secured by the hotel for up to five years through extension options, subject to certain conditions. In addition to new funds being provided by the lender, MHG’s financial and developer partner in the joint venture, Cape Advisors, is making cash and other contributions to the joint venture, and MHG will provide up to $3.2 million of additional funds to complete the project. MHG’s contribution will be treated as a loan with priority over the equity. Mondrian in SoHo is expected to open in January 2011 with a restaurant, bar, and other facilities. MHG has a 10-year management contract with two 10-year extension options to operate the hotel upon completion.
2010 Outlook
It continues to be very difficult to predict what will happen for the remainder of the year given the short term booking patterns and transient nature of the hotel business in addition to a still uncertain economic environment. That said, MHG is providing the following framework for its results:
•
First, given its built-in growth from new hotels and hotel expansions, if RevPAR increases by 8%-10% in 2010 compared to 2009, MHG would expect Adjusted EBITDA to be in the $53 million to $55 million range, assuming no further changes in ownership percentage interests in our hotels.

•
Second, while the pace of recovery has been faster and stronger than anticipated to date, MHG still does not have the visibility to be comfortable forecasting how this will progress during the remainder of the year. However, as a framework based on the Company’s existing portfolio, MHG estimates that each incremental percentage point change in RevPAR would result in a change in Adjusted EBITDA of $1.0 million to $1.5 million.

Conference Call
MHG will host a conference call to discuss the second quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 86840881. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers; the conference ID is 86840881. The replay will be available from August 5, 2010 through August 12, 2010.
Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year, development projects and discontinued operations. Owned Comparable Hotels for the three and six months ended June 30, 2010 and 2009 excludes Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG.
“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the three and six months ended June 30, 2010 and 2009 excludes the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was under renovation and expansion in 2009, Mondrian Scottsdale, which was classified as a discontinued operation in 2010 and effective March 16, 2010 was no longer owned or managed by MHG, and Ames in Boston, the San Juan Water and Beach Club, and Hotel Las Palapas, which MHG began managing in the fourth quarter of 2009.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles and South Beach, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion, including projects in SoHo, New York and Palm Springs, California. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as

“may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to, the need for lender approval of any amendments to our loan agreements, economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statement
(In thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues :
Rooms	$35,093	$30,137	$64,343	$57,007
Food & beverage	17,549	18,403	35,045	36,959
Other hotel	2,444	2,150	4,653	4,504

Total hotel revenues	55,086	50,690	104,041	98,470
Management and other fees	5,103	3,863	9,532	7,312

Total revenues	60,189	54,553	113,573	105,782
Operating Costs and Expenses :
Rooms	10,291	9,918	20,316	19,628
Food & beverage	14,184	13,826	28,100	27,693
Other departmental	1,260	1,483	2,512	2,964
Hotel selling, general and administrative	11,811	11,164	23,248	22,186
Property taxes, insurance and other	4,711	4,078	8,811	8,293

Total hotel operating expenses	42,257	40,469	82,987	80,764
Corporate expenses :
Stock based compensation	2,790	2,505	6,588	5,574
Other	6,430	4,983	12,637	11,214
Depreciation and amortization	8,011	8,116	15,356	15,045
Restructuring, development and disposal costs	1,189	653	1,866	1,531

Total operating costs and expenses	60,677	56,726	119,434	114,128
Operating loss	(488)	(2,173)	(5,861)	(8,346)
Interest expense, net	12,680	11,768	25,297	22,949
Equity in loss of unconsolidated joint ventures	7,739	1,895	8,002	2,438
Other non-operating expense	241	496	15,318	1,065

Pre tax loss	(21,148)	(16,332)	(54,478)	(34,798)
Income tax expense (benefit)	131	(6,969)	299	(15,125)

Net loss before noncontrolling interest	(21,279)	(9,363)	(54,777)	(19,673)
Net income (loss) attributable to noncontrolling interest	434	(115)	581	(418)
Net loss from continuing operations	$(20,845)	$(9,478)	$(54,196)	$(20,091)
(Loss) income from discontinued operations	$(226)	$(579)	$17,165	$(552)
Net loss	$(21,071)	$(10,057)	$(37,031)	$(20,643)
Preferred stock dividends and accretion	$2,114	$—	$4,192	$—
Net loss attributable to common stockholders	$(23,185)	$(10,057)	$(41,223)	$(20,643)
(Loss) income per share:
Basic and diluted from continuing operations	$(0.75)	$(0.32)	$(1.92)	$(0.67)
Basic and diluted from discontinued operations	$(0.01)	$(0.02)	$0.56	$(0.02)
Basic and diluted attributable to common stockholders	$(0.76)	$(0.34)	$(1.36)	$(0.69)
Weighted average common shares outstanding — basic and diluted	30,484	29,745	30,395	29,742

	(In Actual Dollars)			(In Constant Dollars, if different)			( In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Six Months			Six Months
	Ended June 30,		%	Ended June 30,		%	Ended June 30,		%	Ended June 30,		%
Selected Hotel Operating Statistics (1)	2010	2009	Change	2010	2009	Change	2010	2009	Change	2010	2009	Change
Morgans
Occupancy	94.2%	89.1%	5.7%				90.6%	81.5%	11.2%
ADR	$251.92	$222.51	13.2%				$233.92	$221.28	5.7%
RevPAR	$237.31	$198.26	19.7%				$211.93	$180.34	17.5%
Royalton
Occupancy	92.6%	89.4%	3.6%				90.0%	83.6%	7.7%
ADR	$279.54	$247.57	12.9%				$260.05	$250.56	3.8%
RevPAR	$258.85	$221.33	17.0%				$234.05	$209.47	11.7%
Hudson
Occupancy	94.3%	86.7%	8.8%				85.7%	78.2%	9.6%
ADR	$212.51	$183.98	15.5%				$189.87	$177.97	6.7%
RevPAR	$200.40	$159.51	25.6%				$162.72	$139.17	16.9%
Delano
Occupancy	62.4%	64.5%	-3.3%				62.7%	65.0%	-3.5%
ADR	$437.21	$455.98	-4.1%				$545.16	$527.57	3.3%
RevPAR	$272.82	$294.11	-7.2%				$341.82	$342.92	-0.3%
Mondrian LA
Occupancy	74.6%	68.7%	8.6%				68.6%	58.7%	16.9%
ADR	$258.80	$255.98	1.1%				$264.40	$269.53	-1.9%
RevPAR	$193.06	$175.86	9.8%				$181.38	$158.21	14.6%
Clift Occupancy	73.1%	65.4%	11.8%				66.7%	58.6%	13.8%
ADR	$183.10	$183.21	-0.1%				$191.30	$199.14	-3.9%
RevPAR	$133.85	$119.82	11.7%				$127.60	$116.70	9.3%

Total Owned Comparable Hotels
Occupancy	84.4%	78.4%	7.7%				78.2%	71.3%	9.7%
ADR	$238.51	$223.88	6.5%				$237.13	$234.19	1.3%
RevPAR	$201.30	$175.52	14.7%				$185.44	$166.98	11.1%

St. Martins Lane
Occupancy	75.8%	70.1%	8.1%	75.8%	70.1%	8.1%	74.5%	69.1%	7.8%	74.5%	69.1%	7.8%
ADR	$346.50	$311.81	11.1%	$354.53	$307.44	15.3%	$335.37	$299.14	12.1%	$335.37	$305.75	9.7%
RevPAR	$262.65	$218.58	20.2%	$268.73	$215.52	24.7%	$249.85	$206.71	20.9%	$249.85	$211.27	18.3%

Sanderson
Occupancy	71.1%	66.9%	6.3%	71.1%	66.9%	6.3%	72.8%	66.1%	10.1%	72.8%	66.1%	10.1%
ADR	$393.04	$392.46	0.1%	$402.15	$386.96	3.9%	$383.31	$365.06	5.0%	$383.31	$373.13	2.7%
RevPAR	$279.45	$262.56	6.4%	$285.93	$258.88	10.4%	$279.05	$241.30	15.6%	$279.05	$246.64	13.1%

Shore Club
Occupancy	57.5%	54.0%	6.5%				60.6%	54.3%	11.6%
ADR	$255.31	$280.45	-9.0%				$315.54	$336.88	-6.3%
RevPAR	$146.80	$151.44	-3.1%				$191.22	$182.93	4.5%

Mondrian South Beach
Occupancy	54.5%	41.0%	32.9%				57.3%	47.5%	20.6%
ADR	$201.10	$219.70	-8.5%				$262.22	$252.38	3.9%
RevPAR	$109.60	$90.08	21.7%				$150.25	$119.78	25.4%

System-wide Comparable Hotels
Occupancy	77.2%	70.7%	9.2%	77.2%	70.7%	9.2%	73.7%	66.6%	10.7%	73.7%	66.6%	10.7%
ADR	$252.19	$243.01	3.8%	$253.19	$242.42	4.4%	$260.66	$256.34	1.7%	$260.66	$257.26	1.3%
RevPAR	$194.69	$171.81	13.3%	$195.46	$171.39	14.0%	$192.11	$170.72	12.5%	$192.11	$171.34	12.1%

Hard Rock (2)
Occupancy	81.8%	92.3%	-11.4%				79.7%	90.8%	-12.2%
ADR	$145.52	$165.14	-11.9%				$130.28	$150.41	-13.4%
RevPAR	$119.04	$152.42	-21.9%				$103.83	$136.57	-24.0%

Ames (3)
Occupancy	79.9%	0.0%	n/m				59.8%	0.0%	n/m
ADR	$217.80	$—	n/m				$203.04	$—	n/m
RevPAR	$174.02	$—	n/m				$121.42	$—	n/m

(1)
Not included in the above table are the San Juan Water and Beach Club and Hotel Las Palapas, which we began operating in the fourth quarter of 2009. We anticipate that both hotels will be re-developed in the future into Morgans Hotel Group branded hotels, once funding is available to the hotel owners. As the hotels are currently not branded hotels, we believe that including hotel operating data for these hotels with hotel operating data for our Morgans Hotel Group branded hotels would not provide a meaningful view of the performance of our portfolio of branded hotels. Also not included are discontinued operations.

(2)
As customary in the gaming industry, we present average occupancy and average daily rate for the Hard Rock including rooms provided on a complimentary basis which is not the practice in the lodging industry.

(3)	Ames opened in November 2009. Statistics are for the period the hotel was open.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•
Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives discussed below, costs of financings and litigation and settlement costs and other items that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, and changes in fair market value of the warrants issued to investors in the Company;

•
Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects and the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets. We reasonably believe that a substantial portion of these items will not recur in future years and that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA;

•
Impairment loss on development projects, hotels and investments in joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•
The EBITDA related to hotels classified as “hotels held for non-sale disposition” or “discontinued operations” to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect fee simple ownership interest; and

•	Stock-based compensation expense recognized, as this is not necessarily an indication of the operating performance of our assets.
We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation
(In thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net loss	$(21,071)	$(10,057)	$(37,031)	$(20,643)
Interest expense, net	12,680	11,768	25,297	22,949
Income tax expense (benefit)	131	(6,969)	299	(15,125)
Depreciation and amortization expense	8,011	8,116	15,356	15,045
Proportionate share of interest expense from unconsolidated joint ventures	3,496	6,205	7,371	12,607
Proportionate share of depreciation expense from unconsolidated joint ventures	2,170	1,966	5,611	4,004
Proportionate share of depreciation expense of minority interests in consolidated joint ventures	(89)	(75)	(179)	(166)
Net income attributable to noncontrolling interest	(690)	(314)	(1,218)	(668)
Proportionate share of loss from unconsolidated joint ventures not recorded due to negative investment balances	(2,407)	(4,252)	(6,403)	(9,658)

EBITDA	2,231	6,388	9,103	8,345
Add : Other non operating expense	241	496	15,318	1,065
Add : Other non operating expense from unconsolidated joint ventures	7,411	848	7,507	560
Add: Restructuring, development and disposal costs	1,189	653	1,866	1,531
Less : EBITDA from Clift, a leased hotel	(53)	260	22	536
Add : Stock based compensation	2,790	2,505	6,588	5,574
Less: (Loss) Income from discontinued operations	226	579	(17,165)	552

Adjusted EBITDA	$14,035	$11,729	$23,239	$18,163

Owned Comparable Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2010	2009	Change	2010	2009	Change

Morgans	$2,463	$2,058	20%	$4,375	$3,723	18%
Royalton	3,956	3,383	17%	7,113	6,370	12%
Hudson	15,161	11,715	29%	24,475	20,336	20%
Delano	4,814	5,190	-7%	12,004	12,048	0%
Mondrian LA	4,165	3,792	10%	7,778	6,782	15%
Clift	4,534	4,000	13%	8,598	7,748	11%

Total Owned Comparable Hotels	$35,093	$30,138	16%	$64,343	$57,007	13%

Owned Comparable Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2010	2009	Change	2010	2009	Change

Morgans	$4,303	$3,973	8%	$8,244	$7,814	6%
Royalton	5,215	4,690	11%	9,766	9,137	7%
Hudson	19,230	15,894	21%	31,163	27,921	12%
Delano	10,494	10,854	-3%	24,780	25,045	-1%
Mondrian LA	8,397	8,424	0%	15,475	14,832	4%
Clift	7,447	6,854	9%	14,613	13,720	7%

Total Owned Comparable Hotels	$55,086	$50,689	9%	$104,041	$98,469	6%

Hotel EBITDA Analysis
(In thousands, except percentages)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,(1)%
	2010	2009(1)	Change	2010	2009	Change

Morgans	$412	$(40)	n/m	$395	$(280)	n/m
Royalton	518	297	74%	323	57	n/m
Hudson	5,529	3,604	53%	6,039	4,331	39%
Delano	3,099	3,243	-4%	8,664	8,620	1%
Mondrian LA	3,118	2,973	5%	5,107	4,487	14%
Clift	53	(260)	n/m	(22)	(536)	n/m

Owned Comparable Hotels	12,729	9,817	30%	20,506	16,679	23%
St Martins Lane	1,295	1,050	23%	2,393	2,064	16%
Sanderson	692	663	4%	1,363	1,203	13%
Shore Club	44	76	-42%	251	262	-4%
Mondrian South Beach	(118)	(356)	n/m	337	(330)	n/m

Joint Venture Comparable Hotels	1,913	1,433	33%	4,344	3,199	36%
Total System-Wide Comparable Hotels	14,642	11,250	30%	24,850	19,878	25%
Hard Rock — Joint Venture	920	1,423	-35%	1,837	1,827	1%
Ames — Joint Venture	77	—	n/m	(140)	—	n/m

Total Hotels	$15,639	$12,673	23%	$26,547	$21,705	22%

(1)	Excludes Mondrian Scottsdale. Mondrian Scottsdale was classified as a “discontinued operation” in 2010, and effective March 16, 2010, was no longer owned or managed by the Company.

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Outstanding Debt at
	June 30, 2010	June 30, 2010
Consolidated Operations

Morgans	$1,165
Royalton	2,237
Delano	14,167

Sub — total for Hotels Securing Revolver	17,569	$23,508

Hudson	14,850	249,608
Mondrian LA	9,659	120,500

Management Fees	17,292
Corporate Expenses	(23,174)
Other Debt (1)	—	223,329

Total	$36,196	616,945

Less: Cash		(37,739)

Net Debt		$579,206

(1)	Includes outstanding debt on convertible notes, trust preferred securities, and the promissory notes on the property across the street from Delano Miami, and excludes the lease obligation at Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
	Ownership	Ended	Debt
	Percentage	June 30, 2010	June 30, 2010
Joint Venture Comparable Hotels (1)

Sanderson and St. Martins Lane	50%	$8,935	$74,840
Shore Club	7%	317	8,364

(1)	Includes information only for System-Wide Comparable Hotels that are owned by joint ventures.

Balance Sheet
(In thousands)

	June 30,	Dec 31,
	2010	2009
ASSETS:
Property and equipment, net	$480,868	$488,189
Goodwill	73,698	73,698
Investments in and advances to unconsolidated joint ventures	27,105	32,445
Investment in discontinued operation, net	—	23,977
Cash and cash equivalents	37,739	68,994
Restricted cash	33,369	21,109
Accounts receivable, net	6,897	6,531
Related party receivables	9,629	9,522
Prepaid expenses and other assets	9,795	10,862
Deferred tax asset, net	80,240	83,980
Other, net	15,062	18,931

Total assets	$774,402	$838,238

LIABILITIES and EQUITY:
Long-term debt and capital lease obligations, net	$703,029	$699,013
Mortgage debt of discontinued operation	—	40,000
Accounts payable and accrued liabilities	27,496	30,325
Accounts payable and accrued liabilities of discontinued operations	8	1,455
Distributions and losses in excess of investment in unconsolidated joint ventures	1,584	2,740
Other liabilities	46,549	41,294

Total liabilities	778,666	814,827

Total Morgans Hotel Group Co. stockholders’ (deficit) equity	(16,983)	9,020
Noncontrolling interest	12,719	14,391

Total (deficit) equity	(4,264)	23,411

Total liabilities and equity	$774,402	$838,238